Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into as of January 26, 2021 by and among Howard H. Nolan (the “Executive”), Bridge Bancorp, Inc., a New York corporation (“Bridge”), and BNB Bank.

WITNESSETH:

WHEREAS, Bridge and Dime Community Bancshares, Inc. have entered into an Agreement and Plan of Merger, dated as of July 1, 2020 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Bridge, BNB Bank, and the Executive desire to enter into this Agreement, which shall supersede the Amended and Restated Employment Agreement by and among Bridge, BNB Bank and the Executive, dated June 26, 2015, as amended (the “Employment Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s termination of employment for “Good Reason” following a “Change in Control” (as such terms are defined in the Employment Agreement)).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Bridge, BNB Bank agree as follows:

1.            Cancellation of Employment Agreement and Termination of Employment. Immediately prior to the Effective Time of the Merger, the Employment Agreement shall be cancelled in its entirety, and the parties thereto shall have no further rights or obligations thereunder and the Executive’s employment shall terminate.

2.            Settlement Amount. Provided the Executive is employed with Bridge and BNB Bank on the Closing Date and the Executive has executed the release attached as Exhibit A hereto as of January 21, 2021 (and any revocation period has lapsed), Bridge shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to: (a) the estimated total of $2,343,264, in full satisfaction of the payment obligations of Bridge and BNB Bank under the Employment Agreement, (the total of such sum, the “Employment Agreement Amount”) with such amount to be further reduced pursuant to Section 4 hereof as may be needed. The Employment Agreement Amount shall be paid to the Executive in a lump sum on February 1, 2021 (provided that the Executive has not revoked the release).

3.            For the avoidance of doubt, the payment of the Employment Agreement Amount under this Agreement shall not release Bridge or BNB Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Bridge or BNB Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards under any equity awards granted by Bridge to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Bridge as contemplated by the Merger Agreement; (e) rights to indemnification under applicable corporate law, the organizational documents of Bridge or BNB Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement; or (f) the Executive’s right to elect health care continuation coverage pursuant to COBRA.

4.            Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Employment Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Bridge, BNB Bank, or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the IRC, without regard to Section 1504(b) of the IRC) of which Bridge or BNB Bank is a member, would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the IRC), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the IRC. It is not expected that the Employment Agreement Amount will be reduced pursuant to this Section 4.

5.            No Further Adjustment. The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under Section 2 and Section 4 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

6.            Complete Satisfaction. In consideration of the payment of the Employment Agreement Amount and the other provisions of this Agreement, the Executive, Bridge, and BNB Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Employment Agreement Amount, as determined in accordance Section 2 and Section 4, shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreement.

7.            Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Executive, Bridge, and BNB Bank agree that the payment described in Section 2 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

8.            General.

8.1            Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

8.2            Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a non-competition and consulting agreement by and between Bridge, BNB Bank and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

8.3            Withholdings. Bridge and BNB Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

8.4            Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

8.5            Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Bridge nor BNB Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Bridge or BNB Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

8.6            Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

8.7            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.            Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Bridge and BNB Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE

/s/ Howard H. Nolan

Howard H. Nolan

BRIDGE BANCORP, INC.

By:	/s/ Kevin O'Connor

Name:	Kevin O'Connor

Title:	Chief Executive Officer

BNB BANK

By:	/s/ Kevin O'Connor

Name:	Kevin O'Connor

Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE SETTLEMENT AND RELEASE AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

I, Howard H. Nolan, (hereinafter, the “Employee”), in consideration of the Employment Agreement Amount as described below and the other obligations set forth at Section 2 of the Settlement Agreement, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Bridge Bancorp, Inc., a New York corporation (“Bridge”), and BNB Bank, a wholly-owned subsidiary of Bridge, their affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge (“Release”) includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Bridge or BNB Bank's benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee's employment with the Bridge or BNB Bank and the termination thereof. This Release further applies but is not limited to any claim of any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on your behalf by others (including the Equal Employment Opportunity Commission), or any other federal, state, or local law, rule, regulation including those relating to discrimination to the extent permitted by law; provided, however, that, notwithstanding anything in this Release to the contrary, this Release does not apply to any of the items described in Sections 2 and 3 of the Settlement Agreement between Bridge, BNB Bank and the Employee, dated January 26, 2021 (the “Settlement Agreement”)

Employee expressly waives all claims, including those which he does not know or suspect to exist in his favor as of the date of this Agreement against the Released Parties. As used herein, the Employee understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Bridge or BNB Bank or otherwise arising from Employee’s employment with the BNB Bank, the termination thereof or any other conduct occurring on or prior to the date the Employee signs this Release. All such claims are forever barred by this Release whether they arise in contract or tort or under a statute or any other law.

This Release shall not be interpreted to waive, release, or extinguish any rights that – by express and unequivocal terms of law — may not under any circumstances be waived, released, or extinguished, and this Agreement does not prohibit Employee from filing a charge with or participating in an investigation conducted by the Securities and Exchange Commission. Finally, this Release does not waive claims that the Employee could make, if available, for unemployment or workers’ compensation.

EMPLOYMENT AGREEMENT AMOUNT. In return for Employee's execution of and adherence to this Release, BNB Bank shall pay the Employee the Employment Agreement Amount as set forth in the Settlement Agreement.

INJUNCTIVE RELIEF. Employee acknowledges and recognizes that a violation of this Release and its covenants will cause irreparable damage to Bridge and BNB Bank and Bridge and BNB Bank will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Bridge and BNB Bank will be entitled, as a matter of right, to seek an injunction from any court of competent jurisdiction restraining any further violation of this Release or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release. I further understand that I may consider this Release for up to forty-five (45) days before deciding whether to sign it. If I signed this Release before the expiration of that forty-five (45) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release to the BNB Bank by the end of that forty-five (45) day period, the Employment Agreement Amount described above will expire. I understand that for a period of seven (7) days after I execute this Release, I have the right to revoke it by a written notice to be received by the Bridge Bank by the end of that period. I also understand that this Release shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release by any representatives of any released party other than the Employment Agreement Amount as stated above.

Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Release and knowingly and voluntarily agrees to all of the terms set forth in this Release. Employee knowingly and voluntarily intends to be legally bound by the same.

IN WITNESS WHEREOF, the Employee has executed this Release of Claims Agreement.

EMPLOYEE

Date:	January 21, 2021	/s/ Howard H. Nolan